MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

NEW JERSEY MUNICIPAL BOND FUND

SERIES #5

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
8/13/2004	New Jersey EDA Motor Vehicles 7/1/21	1,675,000	807,502,355

Goldman

Bear Stearns

Merrill Lynch

Morgan Stanley

Wachovia Bank

Advest

Jackson Securities

Lehman Brothers

Loop Capital Markets

PNC Capital Markets

Raymond James & Associates

RBC Dain Rauscher

Siebert Brandford Shank & Co

Sturdivant & Co

UBS Financial Services

12/9/2004	NJ Healthcare Facilities 4.75 7/1/25	1,250,000	116,200,000	Wachovia Merrill Lynch Morgan Stanley NW Capital Powell Capital Markets